Exhibit A to Sublicense Agreement dated February 12, 2021
as amended January 25, 2023

Index	Fund
ASYMmetric 500 Index	ASYMshares™ ASYMmetric S&P 500® ETF
ASYMmetric Smart Alpha 500 Index	ASYMmetric Smart Alpha S&P 500® ETF
ASYMmetric Smart Income Index	ASYMmetric Smart Income ETF

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

ASYMmetric ETFs, LLC		ASYMmetric ETFs Trust

By:	/s/ Darren Schuringa	By:	/s/ Darren Schuringa
Name:	Darren Schuringa	Name:	Darren Schuringa
Title:	Chief Executive Officer	Title:	President and Principal Executive Officer